EXHIBIT 99

                  Susan B. Railey
                  For shareholders and securities brokers
                  (301) 468-3120
                  James T. Pastore
                  For news media
                  (202) 546-6451               FOR IMMEDIATE RELEASE


       CRIIMI MAE Announces BREF Transfer of Investment to BREF Affiliate

Rockville, MD, December 3, 2004 - - CRIIMI MAE Inc. (NYSE: CMM) today announced that the equity and subordinated debt purchased in January 2003 by Brascan Real Estate Financial Partners LLC, a subsidiary of Brascan Corporation (NYSE:BNN, TSX:BNN.LV.A), ("Brascan") has been transferred by Brascan to its newly formed commercial real estate investment fund, BREF One LLC, Series A ("BREF One").

BREF One, a $600 million fund managed by Barry Blattman, Chairman and CEO of CRIIMI MAE, acquired the 1,212,617 shares of CRIIMI MAE common stock, warrants to purchase 336,835 shares of common stock and $30 million of senior subordinated secured debt of the Company formerly held by Brascan.

Mr. Blattman explained that the formation of BREF One and the transfer of CRIIMI MAE's equity and debt to BREF One were anticipated at the time of the Company's recapitalization in January 2003 when Brascan originally acquired its interest.

This transaction was reflected in a recent SEC filing by Mr. Blattman.

CRIIMI MAE Inc. is a commercial mortgage company structured as a REIT. CRIIMI MAE owns and manages a significant portfolio of commercial mortgage-related assets.

For further information, see the Company's Web site: www.criimimaeinc.com. Shareholders and securities brokers should contact Shareholder Services at (301) 816-2300, e-mail shareholder@criimimaeinc.com, and news media should contact James Pastore, Pastore Communications Group LLC, at (202) 546-6451, e-mail pastore@ix.netcom.com.

Note: Forward-looking statements or statements that contain the words "believe," "anticipate," "expect," "contemplate," "may," "will" and similar projections contained in this release involve a variety of risks and uncertainties. These risks and uncertainties are set forth from time to time in the Company's SEC reports, including its Annual Report on Form 10-K for the most recent year and Quarterly Report on Form 10-Q for the most recent quarter. Such statements are subject to these risks and uncertainties, which could cause actual results to differ materially from those anticipated. CRIIMI MAE assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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